Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Improved Third Quarter Results

COLUMBUS, Ohio – (November 7, 2005) – Hexion Specialty Chemicals today reported its results for the third quarter period ended September 30 including improved revenues and operating income and a reduced net loss. Highlights for the quarter include:

•	Revenues of $1.1 billion, an increase of 9 percent over the prior year period on a pro- forma basis.

•	Operating income of $55 million, versus an operating loss of $40 million in the prior year period on a proforma basis. Operating income for the period was negatively impacted by approximately $10 million of costs associated with Hurricanes Katrina and Rita.

•	Net loss of $6 million for the quarter, versus a net loss of $108 million in the prior year period on a proforma basis. The loss for the quarter included the negative cost impact of Hurricanes Katrina and Rita and a $6 million income tax charge related to a non-U.S. tax audit.

•	Proforma Adjusted EBITDA of $582 million on a trailing twelve-month basis as of September 30, 2005 compared to Proforma Adjusted EBITDA of $489 million on a trailing twelve-month basis as of December 31, 2004. (Note:Proforma Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to Net Loss later in this release).

The company’s net debt (total debt less cash) at the end of the quarter was $2.2 billion. Hexion’s net debt has decreased approximately $55 million since its formation on May 31.

“We generated significantly improved results during the third quarter despite costs associated with Hurricane Katrina and Hurricane Rita and ongoing cost increases for key raw material feedstocks. Our aggressive pricing actions as well as our cost reduction efforts were the main drivers,” said Craig O. Morrison, President and CEO. “We continue to work on integrating the operations of the four companies that merged to form Hexion in order to capture the synergies afforded by this combination.”

For the nine-month period ended September 30, Hexion Specialty Chemicals posted total sales of $3.3 billion. Sales for the period were up 19 percent on a proforma basis after adjusting both periods for the Bakelite acquisition and the mergers. Operating income was $166 million, and the company incurred a net loss of $73 million. In addition to the impact of Hurricanes Katrina and Rita noted above, the net loss included transaction-related expenses of $34 million, a $17 million write-off of deferred financing costs, a $10 million loss from discontinued operations and $17 million of non-cash inventory purchase accounting adjustments.

The company said it expects fourth quarter increased costs from Hurricanes Katrina and Rita of approximately $10 to $20 million, primarily due to a combination of higher raw material and logistics costs. Total impact for the fiscal year from Hurricanes Katrina and Rita is estimated to be between $20 and $30 million on a pre-tax basis.

Reconciliation of Net Loss to Proforma Adjusted EBITDA

Proforma Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring and realized or expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the company’s debt instruments and the company’s senior credit facility. These agreements require the maintenance of defined Proforma Adjusted EBITDA to Fixed Charges and senior secured debt of Proforma Adjusted EBITDA ratios and restrict our ability to take certain actions such as incur additional debt or make acquisitions if we are unable to meet these ratios. The most restrictive of these covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require a Proforma Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.25:1 with fixed charges defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or growth through acquisition. The company believes that the inclusion of the supplemental adjustments applied in presenting Proforma Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. Adjusted EBITDA and fixed charges are not defined terms under GAAP.

Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and the company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under GAAP for purposes of evaluating the company’s results of operations or as an alternative to cash flows as a measure of liquidity.

RECONCILIATION OF NET LOSS TO PROFORMA ADJUSTED EBITDA

(in millions)

	Year Ended Dec 31, 2004	Nine Months Ended Sept 30, 2004	Nine Months Ended Sept 30, 2005	LTM Period Ended Sept 30, 2005
Net loss	(105)	(94)	(73)	(84)
Depreciation & amortization	86	54	111	143
Interest expense (1)	118	73	169	214
Income tax expense (benefit)	—	(4)	43	47

EBITDA	99			320

Adjustments
Transaction costs (2)	65	56	34	43
Non-cash charges (3)	86	78	20	28
Unusual items (4)	90	84	52	58
Acquisitions (5)	24	14	12	22
Synergies (6)	125	93	79	111

Adjusted EBITDA	489			582

Fixed charge coverage	2.37			2.78

(1)	Included in interest expense in 2005 is $17 related to the write-off of deferred financing costs. Of this amount $6 was related to the bridge loan facility entered into and repaid in 2005 and $11 was related to the early termination of legacy company credit facilities.
(2)	Amount represents integration and merger costs expensed related to the acquisition of Bakelite and the merger of Borden Chemical, RPP and RSM.
(3)	Amounts represent non-cash charges including impairments of fixed assets, goodwill and other intangible assets, stock-based compensation and unrealized foreign currency exchange losses on debt instruments denominated in currencies other than the functional currency of the holder.

(4)	Unusual items include the following:

	Year Ended Dec. 31, 2004	Nine Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2005	LTM Period Ended Sept.30, 2005
Purchase accounting effects/inventory step-up	—	9	17	8
Legacy legal costs	11	11	—	—
Discontinued operations	—	—	10	10
Business Realignment	29	25	5	9
Other	50	39	20	31

Total	90	84	52	58

(5)	Amount represents the incremental EBITDA impact (before adjustment) for the Bakelite acquisition and mergers as if they had taken place at the beginning of the period.
(6)	Amount represents estimated cost synergies from the Bakelite acquisition and the mergers of RPP, RSM and Borden Chemical.

Forward Looking Statements

Statements contained in this press release that refer to expectations for the fourth quarter and the future are “forward-looking statements” under the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, that involve a number of risks and uncertainties. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our current available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the company’s operations, markets, services, prices and other factors as discussed in our filings with the Securities and Exchange Commission. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our SEC filings. There is no assurance that the company’s expectations will be realized.

We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals combines the former Borden Chemical, Bakelite, Resolution Performance Products and Resolution Specialty Materials companies into the global leader in thermoset resins. With 86 manufacturing and distribution facilities in 18 countries, Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is owned by an affiliate of Apollo Management, L.P. Additional information is available at www.hexionchem.com.

#

Contact:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals

614-225-4127

peter.loscocco@hexionchem.com